                                                                    EXHIBIT 10.6


                              SEPARATION AGREEMENT

                  THIS SEPARATION AGREEMENT (this "Agreement"), dated as of April 30, 1999, is by and between STARWOOD HOTELS & RESORTS WORLDWIDE, INC., a Maryland corporation having offices at 777 Westchester Avenue, Suite 400, White Plains, New York 10604 (the "Company"), and RICHARD D. NANULA ("Employee").

                                    RECITALS

                  WHEREAS, pursuant to an Amended and Restated Employment Agreement dated as of April 15, 1998, between the Company and the Employee (the "Employment Agreement"), Employee is employed by the Company as its President and Chief Operating Officer and serves as a director of the Company; and

                  WHEREAS, Employee desires to resign his employment with the Company and his position as President and Chief Operating Officer and all other director, officer and employee positions, if any, held by Employee in the Company or any of its subsidiaries effective as of April 30, 1999 (the "Termination Date"); and

                  WHEREAS, the parties desire to set forth their respective rights and obligations in respect of Employee's resignation from the above positions;

                  NOW, THEREFORE, in consideration of the covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                    AGREEMENT

                  1.  Resignation.

                  (a) Effective as of the Termination Date, Employee will resign from his position as President and Chief Operating Officer, and all other director, officer and employee positions held by Employee in the Company or any of its subsidiaries. It is agreed by the parties that, on and as of the Termination Date, all rights and obligations of Employee and the Company with respect to such employment shall terminate.

                  (b) On the Termination Date, Employee will deliver to the Company a letter of resignation in the form of EXHIBIT A hereto and a certificate of release in the form of EXHIBIT B hereto, and the Company will deliver a certificate of release in the form of EXHIBIT C hereto.

                  2. Benefits. In consideration of the agreements of Employee herein, Employee will be entitled to the benefits set forth in this Section 2.

                  (a) Salary. On the Termination Date, the Company shall wire transfer to an account specified by Employee $1,175,000. In addition, the Company will pay Employee $48,958.33 per month for a period of 24 months from and after the Termination Date, such amount to be payable in accordance with the Company's regular payroll policies as in effect from time to time. All payments to Employee under this Section 2(a) will be less applicable withholdings for federal, state and local taxes.

                  (b) Stock Options. Options to purchase up to 250,000 shares of the Company's common stock at $24 per share previously awarded to the Employee shall vest on the Termination Date and be exercisable by Employee at any time prior to the close of business on December 31, 1999. Any and all other stock options, awards, warrants or similar rights to purchase the Company's common stock previously awarded to the Executive under the Company's Long-Term Incentive Plan, the Employment Agreement or otherwise shall terminate on, and be null and void after, the Termination Date.

                  (c) Restricted Stock Units. Nothing in this Agreement shall be construed to in any way modify, impede or impair Employee's rights in respect of the 300,000 Restricted Stock Units awarded to Employee under the Company's 1995 Long-Term Incentive Plan pursuant to the terms of the Employment Agreement, and each provision of the Employment Agreement relating to such Restricted Stock Units shall, notwithstanding any other provision of this Agreement, continue in full force and effect as though incorporated herein by reference and made a part hereof.

                  (d) Office. For a period of one year from and after the Termination Date, or until the date Employee becomes employed by an entity other than the Company, whichever occurs first, the Company will provide Employee with reasonable office space at a location in Greenwich, Connecticut to be determined by the Company and reasonable attendant office services such as telephone, telecopier, computer and office supplies, together with the services of one full-time secretary who shall not be an employee of the Company, who shall be compensated by the Company at the current base salary of the Employee's current secretary, and which secretary must be reasonably acceptable to Employee. Notwithstanding the foregoing, Executive may elect at any time by written notice to the Company to maintain his office in his home, in which case the Company shall, in lieu of providing Executive with an office and paying the expenses of attendant office services, pay Executive a monthly stipend on the fifteenth day of each calendar month of $3,500.

                  (e) Directors and Officers Insurance/Indemnification. Employee will continue to be covered under the Company's directors and officers insurance policy for the period during which he served as an officer or director of the Company, and shall be entitled to such other indemnification as is required by applicable law.

                  (f) Expenses. The Company shall reimburse Employee for any reasonable business expenses incurred in the performance of his duties for the Company prior to the Termination Date in accordance with the Company's generally applicable policies, subject to appropriate documentation and review.

                  (g) No Other Benefits. Employee acknowledges that he is not entitled to receive benefits from the Company other than as set forth in this
Section 2, except for any benefits afforded Employee by applicable law (including, without limitation, Section 601 et.seq. of ERISA).

                  3. Termination of All Existing Agreements. Except as otherwise expressly provided herein, all rights and obligations of the Company and the Employee under the Employment Agreement, and any other agreement, arrangement or understanding between the Company and the Employee are hereby canceled and terminated as of the Termination Date without liability of any party thereunder.

                  4. No Solicitation. Employee hereby represents and warrants that during the six month period preceding the date of this Agreement he has not
(i) solicited any customers of the Company or induced any customer of the Company to enter into a business relationship with Employee or any other person or (ii) solicited for employment or induced any person currently employed by the Company to terminate employment. The provisions of Section 4.03 of the Employment Agreement, entitled "Inducing of Company Employees", shall, notwithstanding any other provision of this Agreement, continue in full force and effect as though incorporated herein by reference and made a part hereof.

                   5. Retained Property. Within five (5) business days of the Termination Date, Employee shall return all property of the Company in his possession, including, but not limited to, credit cards, security key cards, telephone cards, car service cards, computer software or hardware, Company identification cards, Company records and copies of records, correspondence and copies of correspondence and other books or manuals issued by the Company. Employee also warrants that he has no debts to or loans from the Company. Notwithstanding the foregoing, Employee shall have the right to retain all personal property of the Employee located on the premises of the Company. Notwithstanding the foregoing provisions of this Section 6, Employee shall be entitled to retain any business equipment made available for his use at his personal residence and any other portable business equipment furnished for his use by the Company, and upon execution of this Agreement, Employee will reimburse the Company for the reasonable cost of such equipment, as determined by the Company.

                  6. Confidentiality. Employee acknowledges that he has had and through the Termination Date will continue to have access to Confidential Information (as hereinafter defined) of the Company. Except to the extent required pursuant to any law, court order or similar process (based on the written opinion of counsel). Employee agrees not to disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person (including Employee), firm, association or other entity (other than the Company or its affiliates) any Confidential Information. "Confidential Information" includes, but is not limited to, customer and vendor lists, database, computer programs, frameworks, models, marketing programs, sales, financial, marketing, training and technical information, business methods, business policies, procedures, techniques, research or development projects or results, trade secrets (which Employee agrees include the Company's customer and prospective customer lists), pricing policies, business plans, computer software, intellectual property, information concerning how the Company creates, develops, acquires or maintains its products and marketing plans, targets its potential customers, and operates its retail and other businesses, other than information which is otherwise available in the public domain (other than by reason of the breach by Employee of any confidentiality agreement with the Company) or which was known to Employee prior to the date as of which he commenced employment with the Company. If any person (including any government employee) requests the disclosure or release of Confidential Information, Employee shall (i) promptly notify the Company of such request so that the Company may pursue any available remedies to prevent the disclosure or release of such Confidential Information and (ii) furnish the Company a copy of all written materials pertaining to such request for Confidential Information as the Company shall deem appropriate.

                  7. Non-Disparagement. Employee covenants and agrees not to engage in any act or say anything that is intended, or may reasonably be expected, to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or employees. The Company agrees that its sole remedy for the breach of this Section 7 by Employee shall be to withhold any benefits remaining to be paid to Employee under Section 2 hereof from and after the date of such breach. The Company and Barry S. Sternlicht, the Company's Chairman of the Board and Chief Executive Officer, agree that they will not engage in any act or make any announcement which is intended to harm the reputation, business or prospects of Employee. However, nothing in this Agreement shall restrict the Company or Mr. Sternlicht from making disclosure or taking any action required by law. The Company will notify its directors and officers, in writing, of the agreement between the Company, the Employee and Mr. Sternlicht as set forth in this Section 7 and will advise such directors and officers not to engage in any act or say anything that is intended to harm the reputation, business or prospects of Employee. The parties hereby agree that any reasonable comments or statements that are necessary or appropriate to correct or refute any statement made by the other party or any of its affiliates which is in breach of such other party's covenants and agreements under this Section 7 shall not be deemed in breach of the provision of this Section 7 or the provisions of Section 14.

                  8. No Inducements. Employee warrants that he is entering into this Agreement voluntarily, and that, except as set forth herein, no promises or inducements for this Agreement have been made, and he is entering into this Agreement without reliance upon any statement or representation by any of the Company and its affiliates, and its and their present and former stockholders, directors, officers, employees, agents, attorneys, successors and assigns or any other person, concerning any fact material hereto.

                  9. Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive's employment by the Company (including, without limitation, any dispute or claim under Section 7 hereof), the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein, be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the "Arbitrator") in accordance with the National Rules, subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule 1 of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Agreement, the provisions of this Agreement shall control):

                  (a) The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the American Arbitration Association chosen by Executive and the Company each in turn striking a name from the list until one name remains (with the Company being the first to strike a name).

                  (b) The Arbitrator shall assess the costs of the proceeding, including the prevailing party's reasonable attorneys' fees on any unsuccessful party to the extent the Arbitrator concludes that such party is unsuccessful unless he or she concludes that matters of equity or important considerations of fairness dictate otherwise.

                  (c) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement; provided that no party shall be entitled to punitive or consequential damages (including, in the case of the Company, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an employee), and each party waives all such rights, if any.

                  (d) The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator's decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator's award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

                  (e) The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant; provided, however, that if the Company brings any action against Executive (whether or not pursuant to the provisions of Section 10 hereof) based in whole or in part upon any action or omission alleged to have occurred prior to the date hereof, and the arbitrator finds that the action was frivolous, in bad faith or without any factual basis, then, in addition to any other relief the arbitrator determines to award, the arbitrator shall order the Company to pay to Executive the balance, if any, remaining to be paid under Section 2(a) in a single lump sum within 5 business days of the date of the arbitrator's ruling in favor of Executive and such payment shall in no respect modify or otherwise limit in any respect any obligation of the Company to Executive under any provision of this Agreement other than Section 2(a). The Arbitrator's written decision shall be rendered within sixty days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of any award of damages, the full amount of the award is paid within 10 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and in any subsequent arbitral or judicial proceedings between the parties.

                  (f) The arbitration shall take place in New York, New York.

                  (g) The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

                  (h) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

                  (i) The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.

                  (j) Notwithstanding the dispute resolution procedures contained in this Section 9, either party may apply to any court sitting in the County, City and State of New York (i) to enforce this agreement to arbitrate,
(ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved,
(iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section 9.

                  10. Reservation of Rights. Notwithstanding anything in this Agreement, if the Company reasonably determines after the Termination Date that the Employee in the course of his employment with the Company has acted in bad faith or taken any other actions that are dishonest, illegal, a breach of the duty of loyalty or ultra vires and any such actions could reasonably harm the Company, the Company may, in lieu of making any cash payments required to be made to Executive hereunder, deposit such amounts in escrow with a bank having assets in excess of $100,000,000, and commence an arbitration proceeding pursuant to Section 9. The escrow agent shall invest all amounts held by it in high quality short-term investments with the objective of preserving principal. If the arbitrator finds in favor of the Company on the question of whether Executive has engaged in such improper acts, the arbitrator shall direct the escrow agent promptly to pay the Company the amounts held in escrow (including, without limitation, any earnings thereon) and the Company shall have no obligation to make any further payments to Executive under any provision of
Section 2 of this Agreement other than Sections 2(c) and (e). If the arbitrator finds in favor of Executive on such question, the arbitrator shall direct the escrow agent promptly to pay Executive the amounts held in escrow (including, without limitation, any earnings thereon).

                  11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the parties arising out of or relating to the Employee's employment and the cessation thereof. This Agreement may only be changed by written agreement executed by the parties.

                  12. Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

                  13. Representations and Warranties. (a) Each party represents and warrants to the other party that (i) the execution and delivery of this Agreement has been duly authorized and all actions necessary for the due execution of this Agreement have been taken, (ii) this Agreement constitutes the legal, valid and binding obligation of the party, and (iii) this Agreement has been executed and delivered as its own free act and deed and not as the result of duress by the other party hereto.

                  (b) Employee specifically represents and warrants to the Company that (i) on the date hereof he is, and on and as of the Termination Date he will be, less than 40 years of age, and (ii) that he has consulted legal counsel prior to executing this Agreement.

                  14. Public Announcement. Employee is required to request and receive approval of the Company of the content of any voluntary statements, whether oral or written, to be made by Employee to any third party or parties regarding Employee's termination of employment, including, without limitation, any press release or other statements to the press, except that this Section shall not apply to any statements required to be made by reason of law, regulation, or any judicial or other similar proceeding or order. Employee hereby covenants and agrees not to make any public statements to any third party, including, without limitation, to any representative of any news organization, which is inconsistent in any material respect with the agreed upon statements to the public.

                  15. No Admissions. Nothing contained in this Agreement shall be considered an admission by either party of any wrongdoing or liability under any Federal, state or local statute, public policy, tort law, contract law, common law or otherwise.

                  16. Expenses. Except to the extent otherwise provided in
Section 9, each party shall pay its own costs incident to the negotiation, preparation, performance, execution, and enforcement of this Agreement, and all fees and expenses of its or his counsel, accountants, and other consultants, advisors and representatives for all activities of such persons undertaken in connection with this Agreement.

                  17. Cooperation. Upon reasonable written notice and during reasonable business hours taking into account Employee's business commitments, Employee agrees to cooperate reasonably with the Company and its affiliates in the defense of any claim asserted against them and as to which Employee has, or may have, knowledge. The Company agrees to reimburse Employee for any regular and ordinary expenses incurred in connection with such cooperation.

                  18. No Third Party Claims. Employee represents and warrants that no other person or entity has, or to the best knowledge of Employee, claims, any interest in any potential claims, demands, causes of action, obligations, damages or suits pursuant to this Agreement; that he is the owner of all other claims, demands, causes of action, obligations, damages or suits pursuant to this Agreement; that he has full and complete authority to execute this Agreement; and that he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation or liability subject to this Agreement.

                  19. No Third Party Beneficiaries. Except as expressly stated herein, the parties do not intend to make any person or entity who is not a party to this Agreement a beneficiary hereof, and this Agreement should not be construed as being made for the benefit of any person or entity not expressly provided for herein.

                  20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be one and the same instrument.

                  21. Future Employment. Employee hereby waives any right to reinstatement or future employment with the Company following the Termination Date.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.





                                 STARWOOD HOTELS & RESORTS
                                       WORLDWIDE, INC.


                                 By: /s/ Barry S. Sternlicht
                                     -------------------------------------------
                                     Name: Barry S. Sternlicht
                                     Title: Chairman and Chief Executive Officer





                                 EMPLOYEE


                                 /s/ Richard D. Nanula
                                 -----------------------------------------------
                                 Richard D. Nanula